                             Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Franziska Weber, 312.780.6106
amanda.bryant@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS THIRD-QUARTER 2019 RESULTS
Strong Net Rooms Growth Fuels Nearly 11% Increase in Management and Franchise Fees

CHICAGO (October 30, 2019) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third-quarter 2019 financial results. Net income attributable to Hyatt was $296 million, or $2.80 per diluted share, in the third quarter of 2019, compared to $237 million, or $2.09 per diluted share, in the third quarter of 2018. Adjusted net income attributable to Hyatt was $39 million, or $0.37 per diluted share, in the third quarter of 2019, compared to $37 million, or $0.33 per diluted share, in the third quarter of 2018. Refer to the table on page 14 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended September 30, 2019.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "The strength of our brands and the consistent approach we have to operating with excellence and efficiency are serving us very well in this period of volatile economic conditions. In particular, our management and franchise fee growth of nearly 11% this quarter is driven by roughly 13% year-over-year net rooms growth. Further, we have successfully increased productivity and operating efficiency for 23 straight quarters which has allowed us to maintain strong hotel operating margins even in the face of flat RevPAR growth this quarter."

Third quarter of 2019 financial highlights as compared to the third quarter of 2018 are as follows:

•	Net income increased 25.4% to $296 million.

•	Adjusted EBITDA decreased 7.3% to $163 million, a decrease of 6.5% in constant currency.

•
Comparable system-wide RevPAR was flat, including a decrease of 0.1% at comparable owned and leased hotels. Comparable system-wide RevPAR growth was favorably impacted by approximately 50 basis points from the timing of the Jewish holidays, but was offset by a similar reduction resulting from political unrest in Hong Kong.

•	Comparable U.S. hotel RevPAR decreased 0.6%; full service hotel RevPAR increased 0.2% and select service hotel RevPAR decreased 2.3%.

•	Net rooms growth was 13.2%, or 7.9% excluding the acquisition of Two Roads Hospitality LLC ("Two Roads") in the fourth quarter of 2018.

•	Comparable owned and leased hotels operating margin decreased 20 basis points to 21.0%.

•	Adjusted EBITDA margin of 26.9% decreased 280 basis points in constant currency.

Mr. Hoplamazian continued, "We continue to execute on our capital strategy and shift our earnings profile while maintaining our focus on global growth. We expect to end the year with approximately 57% of our earnings coming from our hotel management and franchise business, an increase of roughly 400 basis points from 2018. Our pipeline remains robust while continuing to deliver solid organic net rooms growth of almost 8% this quarter, net of the acquisition of Two Roads in the fourth quarter of 2018. While the

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

current global operating environment is challenging, we feel confident in our ability to manage through volatility and identify opportunities to strengthen our brands and performance."

Third quarter of 2019 financial results as compared to the third quarter of 2018 are as follows:

Management, Franchise and Other Fees
Total management, franchise and other fees increased 11.9% (12.5% increase in constant currency) to $148 million. Base management fees increased 17.8% to $64 million, primarily in the Americas management and franchising segment due to the acquisition of Two Roads. Incentive management fees decreased 1.3% to $33 million. Franchise fees increased 11.8% to $37 million. Other fees increased 22.0% to $14 million. Excluding other fees, management and franchise fees increased 10.9% (11.6% increase in constant currency) to $134 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 11.2% (11.4% increase in constant currency), driven by higher management, franchise, and other fees from the Two Roads acquisition and recently opened hotels. RevPAR for comparable Americas full service hotels increased 1.5%, occupancy increased 70 basis points, and ADR increased 0.7%. RevPAR growth was driven by strength in certain resort locations outside of the United States and benefited from the timing of the Jewish holidays which had an approximate 110 basis point favorable impact. RevPAR for comparable Americas select service hotels decreased 2.4%, occupancy decreased 40 basis points, and ADR decreased 1.8%. Total Americas management and franchising adjusted revenues increased 29.6% (29.9% increase in constant currency) including revenue from the residential management operations acquired as part of Two Roads.
Transient rooms revenue at comparable U.S. full service hotels increased 1.0%, room nights increased 2.3%, and ADR decreased 1.3%. Group rooms revenue at comparable U.S. full service hotels decreased 0.2%, room nights decreased 2.3%, and ADR increased 2.2%.
Americas net rooms increased 11.5% compared to the third quarter of 2018, or 5.2% excluding Two Roads.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 0.9% (2.5% increase in constant currency). RevPAR for comparable ASPAC full service hotels decreased 2.0%, reflecting weakness in Hong Kong. Excluding Hong Kong, RevPAR for comparable ASPAC full service hotels would have increased 0.8%. Occupancy decreased 50 basis points and ADR decreased 1.3% for ASPAC full service hotels. Revenue from management, franchise, and other fees increased 4.2% (5.4% increase in constant currency).
ASPAC net rooms increased 17.7% compared to the third quarter of 2018, or 13.7% excluding Two Roads.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 4.8% (7.8% increase in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 1.6%, driven by strong growth in certain European markets, including France and the United Kingdom, and Southwest Asia, offset partially by weaker performance in Russia which lapped the FIFA World Cup in 2018.
Occupancy increased 290 basis points and ADR decreased 2.6% for EAME/SWA full service hotels. Revenue from management, franchise, and other fees increased 2.2% (4.3% increase in constant currency).
EAME/SW Asia net rooms increased 15.6% compared to the third quarter of 2018, or 14.4% excluding Two Roads.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 17.6% (16.9% decrease in constant currency), including a decrease of 12.0% (11.4% decrease in constant currency) in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Refer to the table on page 11 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues decreased 3.9% (3.0% decrease in constant currency), and was negatively impacted by non-comparable hotels. RevPAR for comparable owned and leased hotels decreased 0.1%. Occupancy and ADR were both flat.

Corporate and Other
Corporate and other Adjusted EBITDA decreased 22.4% (22.5% decrease in constant currency), inclusive of $6 million of expenses from the Two Roads acquisition.
Corporate and other adjusted revenues increased 19.1% (consistent in constant currency).

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 1.0%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses increased 13.8%, or $10 million, including $8 million of integration costs related to the acquisition of Two Roads. Refer to the table on page 17 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Twenty hotels (or 4,422 rooms) opened in the third quarter of 2019, contributing to a 13.2% increase in net rooms compared to the third quarter of 2018. Excluding the impact of the Two Roads acquisition, net rooms increased 7.9% compared to the third quarter of 2018.
As of September 30, 2019, the Company had executed management or franchise contracts for approximately 460 hotels, or approximately 92,000 rooms. The Company is expected to open approximately 85 hotels in the 2019 fiscal year.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

SHARE REPURCHASE/DIVIDEND
During the third quarter of 2019, the Company repurchased a total of 1,776,891 (1,099,507 Class A shares and 677,384 Class B shares) for approximately $133 million. The Company ended the third quarter with 36,811,374 Class A and 66,438,444 Class B shares issued and outstanding. From October 1 through October 25, 2019, the Company repurchased 523,499 shares of Class A common stock for an aggregate purchase price of approximately $37 million. As of October 25, 2019, the Company had approximately $351 million remaining under its share repurchase authorization.

The Company's board of directors has declared a cash dividend of $0.19 per share for the fourth quarter of 2019. The dividend is payable on December 9, 2019 to Class A and Class B stockholders of record as of November 26, 2019.

CAPITAL STRATEGY UPDATE
In a Form 8-K filed on September 16, 2019, the Company announced the sale of the 1,260-room Hyatt Regency Atlanta for approximately $355 million to an unrelated third party and the entry into a long-term management agreement for the property upon sale.
The Company is in the process of pursuing the sale of one of its wholly-owned hotels and will provide further details as appropriate.

BALANCE SHEET / OTHER ITEMS
As of September 30, 2019, the Company reported the following:

•	Total debt of $1,623 million.

•
Pro rata share of unconsolidated hospitality venture debt of approximately $564 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•
Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $660 million, restricted cash of $140 million, and short-term investments of $63 million.

•	Undrawn borrowing availability of $1.5 billion under Hyatt's revolving credit facility.

2019 OUTLOOK
The Company is revising the following expectations for the 2019 fiscal year:

•	Comparable system-wide RevPAR is expected to increase approximately 0.5%, as compared to fiscal year 2018.

•	Net income is expected to be approximately $431 million to $470 million. Please refer to the table on page 13 of the schedules for revised ranges impacting net income.

•
Other income (loss), net is expected to be approximately $98 million to $103 million, reflecting increased interest income and unrealized gains on marketable securities. The estimated $40 million negative impact related to performance guarantee expense for the four managed hotels in France is unchanged.

•	Adjusted EBITDA is expected to be approximately $730 million to $745 million, primarily reflecting a one point reduction in expected comparable system-wide RevPAR and the sale of

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Hyatt Regency Atlanta (as previously reported in a Form 8-K filed on September 16, 2019). Refer to the table on page 13 of the schedules for a reconciliation of Net Income to Adjusted EBITDA.

•	Depreciation and amortization expense is expected to be approximately $329 million to $334 million.

•	Interest expense is expected to be approximately $77 million.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $335 million. This is inclusive of approximately $25 million of expenses related to non-recurring integration costs for Two Roads. Adjusted selling, general, and administrative expenses exclude approximately $33 million of stock-based compensation expense and any potential impact related to benefit programs funded through rabbi trusts.

The Company is reaffirming the following information for the 2019 fiscal year:

•	The Company expects to grow units, on a net rooms basis, by approximately 7.25% to 7.75%, reflecting approximately 85 new hotel openings.

•	Capital expenditures are expected to be approximately $375 million.

•
As previously reported in an 8-K filed on September 16, 2019, the Company expects to return approximately $500 million to shareholders through a combination of cash dividends on its common stock and share repurchases.

•	The effective tax rate is expected to be approximately 25% to 27%.

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the outlook. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, October 31, 2019, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #2029219, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on October 31, 2019 through November 2, 2019 at midnight by dialing 416.621.4642, passcode #2029219. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable system-wide RevPAR growth, our estimated Adjusted EBITDA growth, our expected net rooms growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance shareholder value; our intention to pay a quarterly cash dividend and the amounts thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions, and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law;  the impact of changes in the tax code as a result of the Tax Cuts and Jobs Act of 2017 and uncertainty as to how some of those changes may be applied; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income, adjusted for special items; diluted EPS, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 20 premier brands. As of September 30, 2019, the Company's portfolio included more than 875 properties in over 60 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination®, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Caption by Hyatt, Joie de Vivre®, Hyatt House®, Hyatt Place®, tommie™, Hyatt Residence Club® and Exhale® brand names, and operates the World of Hyatt® loyalty program that provides distinct benefits and exclusive experiences to its valued members. For more information, please visit www.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Segment Financial Summary
3.	Hotel Chain Statistics - Comparable Locations
4.	Hotel Brand Statistics - Comparable Locations
5.	Fee Summary
6.	Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
7.	Capital Expenditures Summary
8. - 9.	Properties and Rooms by Geography
10.	Properties and Rooms by Brand
11.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
12. - 18.	Reconciliations of Non-GAAP Financial Measures
a.	Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.	Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
c.
Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2019 and September 30, 2018

d.
Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2019 and September 30, 2018

e.	SG&A Expenses to Adjusted SG&A Expenses
f.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
19. - 22.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Owned and leased hotels	$430	$450	$1,390	$1,450
Management, franchise, and other fees	148	133	447	407
Amortization of management and franchise agreement assets constituting payments to customers	(5)	(5)	(16)	(15)
Net management, franchise, and other fees	143	128	431	392
Other revenues	25	7	98	27
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	617	489	1,826	1,447
Total revenues	1,215	1,074	3,745	3,316
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	346	354	1,070	1,095
Depreciation and amortization	85	81	248	243
Other direct costs	28	8	103	23
Selling, general, and administrative	83	82	306	260
Costs incurred on behalf of managed and franchised properties	633	487	1,871	1,447
Direct and selling, general, and administrative expenses	1,175	1,012	3,598	3,068
Net gains and interest income from marketable securities held to fund rabbi trusts	—	10	41	19
Equity losses from unconsolidated hospitality ventures	(5)	(6)	(2)	(17)
Interest expense	(19)	(19)	(58)	(57)
Gains on sales of real estate	373	239	374	769
Asset impairments	(9)	(21)	(13)	(21)
Other income (loss), net	25	(9)	104	(22)
INCOME BEFORE INCOME TAXES	405	256	593	919
PROVISION FOR INCOME TAXES	(109)	(19)	(148)	(194)
NET INCOME	296	237	445	725
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$296	$237	$445	$725

EARNINGS PER SHARE - Basic
Net income	$2.84	$2.12	$4.23	$6.31
Net income attributable to Hyatt Hotels Corporation	$2.84	$2.12	$4.23	$6.31
EARNINGS PER SHARE - Diluted
Net income	$2.80	$2.09	$4.17	$6.21
Net income attributable to Hyatt Hotels Corporation	$2.80	$2.09	$4.17	$6.21

Basic share counts	104.3	111.4	105.2	114.8
Diluted share counts	105.9	113.2	106.8	116.8

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2019	2018	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels	$425	$443	$(18)	(3.9)%	$(14)	(3.0)%	$1,364	$1,428	$(64)	(4.5)%	$(49)	(3.5)%
Americas management and franchising	122	95	27	29.6%	27	29.9%	397	301	96	32.0%	96	32.4%
ASPAC management and franchising	32	30	2	4.2%	2	5.4%	96	90	6	6.4%	8	9.5%
EAME/SW Asia management and franchising	21	21	—	2.2%	1	4.3%	58	58	—	(0.6)%	3	3.1%
Corporate and other	32	26	6	19.1%	6	19.1%	101	89	12	13.2%	12	13.2%
Eliminations (a)	(29)	(25)	(4)	(21.1)%	(4)	(21.9)%	(81)	(82)	1	0.8%	1	0.2%
Adjusted revenues	$603	$590	$13	2.2%	$18	3.0%	$1,935	$1,884	$51	2.7%	$71	3.7%

Adjusted EBITDA
Owned and leased hotels	$63	$77	$(14)	(18.6)%	$(13)	(17.9)%	$253	$282	$(29)	(10.1)%	$(27)	(9.7)%
Pro rata share of unconsolidated hospitality ventures	13	14	(1)	(12.0)%	(1)	(11.4)%	38	42	(4)	(9.8)%	(3)	(7.5)%
Total owned and leased hotels	76	91	(15)	(17.6)%	(14)	(16.9)%	291	324	(33)	(10.0)%	(30)	(9.4)%
Americas management and franchising	92	83	9	11.2%	9	11.4%	285	266	19	7.2%	19	7.5%
ASPAC management and franchising	19	19	—	0.9%	—	2.5%	59	55	4	7.9%	6	12.1%
EAME/SW Asia management and franchising	12	12	—	4.8%	—	7.8%	33	33	—	(0.1)%	1	4.5%
Corporate and other	(35)	(29)	(6)	(22.4)%	(6)	(22.5)%	(107)	(85)	(22)	(27.4)%	(22)	(27.6)%
Eliminations	(1)	(1)	—	71.3%	—	71.3%	2	2	—	5.6%	—	5.6%
Adjusted EBITDA	$163	$175	$(12)	(7.3)%	$(11)	(6.5)%	$563	$595	$(32)	(5.4)%	$(26)	(4.4)%

(a)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels, revenues that are deferred under the loyalty program for stays at our owned and leased hotels, and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended September 30,						Nine Months Ended September 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (32)	$181.97	(0.1)%	78.9%	0.0% pts	$230.76	0.0%	$181.86	0.6%	77.2%	(0.4)% pts	$235.48	1.0%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (703)	$137.33	0.0%	77.0%	0.5% pts	$178.27	(0.7)%	$138.07	1.0%	75.3%	0.6% pts	$183.36	0.3%

Americas
Full service hotels (165)	$159.14	1.5%	77.6%	0.7% pts	$205.11	0.7%	$162.33	2.4%	76.4%	0.3% pts	$212.35	1.8%
Select service hotels (355)	$110.04	(2.4)%	79.2%	(0.4)% pts	$139.03	(1.8)%	$107.95	(2.1)%	77.1%	(0.7)% pts	$140.09	(1.1)%

ASPAC
Full service hotels (80)	$145.55	(2.0)%	76.3%	(0.5)% pts	$190.80	(1.3)%	$147.57	0.2%	74.2%	0.5% pts	$198.96	(0.5)%
Select service hotels (14)	$56.23	5.7%	70.3%	5.8% pts	$80.00	(3.0)%	$57.04	9.9%	68.1%	9.2% pts	$83.75	(5.0)%

EAME/SW Asia
Full service hotels (74)	$130.00	1.6%	71.5%	2.9% pts	$181.75	(2.6)%	$126.79	2.7%	69.5%	2.9% pts	$182.45	(1.5)%
Select service hotels (15)	$65.04	(0.6)%	77.9%	5.5% pts	$83.45	(7.6)%	$64.36	3.0%	72.7%	7.0% pts	$88.49	(7.0)%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended September 30,						Nine Months Ended September 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
Brand (# of hotels)	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Park Hyatt (38)	$230.47	0.6%	71.1%	(0.2)% pts	$324.21	0.8%	$232.71	2.0%	69.4%	0.2% pts	$335.16	1.6%
Grand Hyatt (48)	$161.36	0.9%	76.9%	1.7% pts	$209.95	(1.3)%	$167.97	2.2%	76.0%	2.0% pts	$220.93	(0.5)%
Andaz (18)	$225.45	5.6%	78.1%	3.6% pts	$288.60	0.8%	$233.69	7.3%	77.5%	4.9% pts	$301.60	0.5%
Composite Luxury[1]	$180.88	1.4%	75.9%	1.5% pts	$238.28	(0.6)%	$186.83	2.8%	74.9%	1.9% pts	$249.28	0.1%

Hyatt Regency (177)	$135.22	0.5%	76.2%	0.3% pts	$177.40	0.1%	$135.32	1.4%	74.5%	0.3% pts	$181.55	1.0%
Hyatt Centric (18)	$189.58	(1.2)%	82.6%	(0.4)% pts	$229.44	(0.9)%	$189.48	2.7%	80.2%	(0.3)% pts	$236.26	3.1%
Composite Upper-Upscale[2]	$138.02	0.4%	76.5%	0.4% pts	$180.45	(0.2)%	$138.09	1.4%	74.7%	0.3% pts	$184.79	1.0%

Hyatt Place (299)	$97.58	(3.5)%	77.5%	(0.2)% pts	$125.92	(3.2)%	$96.79	(3.0)%	75.5%	(0.3)% pts	$128.15	(2.7)%
Hyatt House (85)	$132.47	1.4%	82.8%	1.1% pts	$159.94	0.0%	$126.78	2.0%	79.6%	1.3% pts	$159.28	0.3%
Composite Upscale[3]	$105.50	(2.1)%	78.7%	0.1% pts	$134.05	(2.2)%	$103.60	(1.7)%	76.5%	0.1% pts	$135.51	(1.8)%
(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Grand Hyatt, and Andaz.
2 Includes The Unbound Collection by Hyatt, Hyatt Regency, Hyatt Centric, and Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)

Base management fees	$64	$55	$9	17.8%	$195	$167	$28	16.9%
Incentive management fees	33	33	—	(1.3)%	106	105	1	0.8%
Franchise fees	37	33	4	11.8%	107	96	11	11.7%
Management and franchise fees	134	121	13	10.9%	408	368	40	10.9%
Other fee revenues	14	12	2	22.0%	39	39	—	(1.2)%
Management, franchise, and other fees	$148	$133	$15	11.9%	$447	$407	$40	9.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Management, franchise, and other fees	$148	$133	$15	11.9%	$447	$407	$40	9.8%
Contra revenue from management agreements	(4)	(4)	—	(12.2)%	(11)	(10)	(1)	(5.5)%
Contra revenue from franchise agreements	(1)	(1)	—	(15.0)%	(5)	(5)	—	(17.6)%
Net management, franchise, and other fees	$143	$128	$15	11.8%	$431	$392	$39	9.8%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund rabbi trusts, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The table below shows the amounts recorded to the respective offsetting financial statement line item.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$—	$8	$(8)	(103.1)%	$36	$16	$20	122.0%
Rabbi trust impact allocated to owned and leased hotels expense	—	2	(2)	(103.1)%	5	3	2	65.4%
Net gains and interest income from marketable securities held to fund rabbi trusts	$—	$10	$(10)	(103.1)%	$41	$19	$22	111.6%

Hyatt Hotels Corporation
Capital Expenditures Summary
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Maintenance and technology	$24	$21	$54	$47
Enhancements to existing properties	32	30	90	97
Investment in new properties under development or recently opened	42	23	100	51
Total capital expenditures	$98	$74	$244	$195

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	September 30, 2019		September 30, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	21	12,182	22	13,440	(1)	(1,258)
Other Americas	2	795	2	793	—	2
ASPAC	1	615	1	615	—	—
EAME/SW Asia	8	1,593	8	1,591	—	2
Select service hotels
United States	1	171	2	320	(1)	(149)
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	36	15,979	38	17,382	(2)	(1,403)

Wellness	3	410	3	399	—	11

Total owned and leased	39	16,389	41	17,781	(2)	(1,392)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	September 30, 2019		September 30, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	133	61,461	96	52,225	37	9,236
Other Americas managed	26	9,016	23	9,152	3	(136)
United States franchised	59	18,633	52	17,154	7	1,479
Other Americas franchised	6	968	5	828	1	140
Subtotal	224	90,078	176	79,359	48	10,719
Select service hotels
United States managed	49	7,155	52	7,408	(3)	(253)
Other Americas managed	10	1,476	10	1,476	—	—
United States franchised	341	46,890	306	42,193	35	4,697
Other Americas franchised	7	955	5	684	2	271
Subtotal	407	56,476	373	51,761	34	4,715
ASPAC
Full service hotels
ASPAC managed	106	34,911	86	30,871	20	4,040
ASPAC franchised	5	1,758	4	1,591	1	167
Subtotal	111	36,669	90	32,462	21	4,207
Select service hotels
ASPAC managed	28	4,982	17	2,921	11	2,061
Subtotal	28	4,982	17	2,921	11	2,061
EAME/SW Asia
Full service hotels
EAME managed	53	12,923	42	10,666	11	2,257
SW Asia managed	37	10,541	34	10,165	3	376
EAME franchised	8	1,536	4	502	4	1,034
SW Asia franchised	1	248	1	248	—	—
Subtotal	99	25,248	81	21,581	18	3,667
Select service hotels
EAME managed	6	1,217	7	1,309	(1)	(92)
SW Asia managed	10	1,382	8	1,134	2	248
EAME franchised	2	443	2	451	—	(8)
Subtotal	18	3,042	17	2,894	1	148
Total full service and select service hotels	887	216,495	754	190,978	133	25,517

Americas
All-inclusive
Other Americas franchised	6	2,403	6	2,401	—	2
Subtotal	6	2,403	6	2,401	—	2
Wellness
United States managed	3	410	3	399	—	11
Subtotal	3	410	3	399	—	11

Total managed and franchised (a)	896	219,308	763	193,778	133	25,530

Vacation ownership	16		16		—
Residential	32		21		11
Condominium ownership	39		—		39
(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2019		September 30, 2018		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	40	7,536	39	7,337	1	199
Grand Hyatt	54	29,324	52	28,743	2	581
Hyatt Regency	201	86,823	188	82,317	13	4,506
Hyatt	12	2,058	14	2,610	(2)	(552)
Andaz	21	4,791	17	3,782	4	1,009
Hyatt Centric	32	6,494	24	4,787	8	1,707
The Unbound Collection by Hyatt	19	4,932	13	3,826	6	1,106
Alila	15	1,789	—	—	15	1,789
Destination	17	4,091	—	—	17	4,091
Joie de Vivre	13	1,952	—	—	13	1,952
Thompson	10	2,205	—	—	10	2,205
Hyatt Place	355	50,222	320	44,947	35	5,275
Hyatt House	98	14,278	87	12,629	11	1,649
Total full service and select service hotels	887	216,495	754	190,978	133	25,517

Hyatt Ziva	4	1,859	4	1,860	—	(1)
Hyatt Zilara	2	544	2	541	—	3
Miraval	3	410	3	399	—	11
Total managed and franchised properties (a)	896	219,308	763	193,778	133	25,530

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
(in millions)

	Rooms	Transaction / Opening Date	3Q19 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Mexico City	755	3Q18
Hyatt House Irvine / John Wayne Airport	149	4Q18
Property Adjacent to Grand Hyatt San Francisco	-	3Q19
Hyatt Regency Atlanta	1,260	3Q19
Total Owned and Leased Hotels Dispositions			$(7)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Fair Lawn / Paramus	143	3Q18
Hyatt Place La Paz	151	3Q18
Hyatt Place Ciudad del Carmen	140	3Q18
Hyatt Place San Juan / City Center	149	3Q18
Hyatt Regency Minneapolis	644	4Q18
Hyatt Place San Francisco / Downtown	230	2Q19
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			$(3)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(10)

Acquisitions or Openings
Owned and Leased Hotels
Hyatt Regency Phoenix	693	3Q18
Hyatt Regency Indian Wells Resort & Spa	530	3Q18
Total Owned and Leased Hotels Acquisitions or Openings (d)			$(4)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Glendale / Los Angeles	179	3Q18
Hyatt House Nashville at Vanderbilt	201	4Q18
Hyatt Regency Bali	363	4Q18
Hyatt Place San Francisco / Downtown	230	1Q19
Andaz Vienna Am Belvedere	303	2Q19
Hyatt Place San Jose Airport	190	3Q19
Hyatt Place Atlanta / Centennial Park	175	3Q19
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (c)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$(3)

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(13)

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Includes the opening of a hotel by the venture.
(d) Includes the financial impact of properties expected to open at a future date at which time the property will be owned by Hyatt.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Net income attributable to Hyatt Hotels Corporation	$296	$237	$59	25.4%	$445	$725	$(280)	(38.6)%
Interest expense	19	19	—	(4.8)%	58	57	1	1.3%
Provision for income taxes	109	19	90	452.0%	148	194	(46)	(24.0)%
Depreciation and amortization	85	81	4	5.3%	248	243	5	2.1%
EBITDA	509	356	153	42.9%	899	1,219	(320)	(26.3)%
Contra revenue	5	5	—	13.3%	16	15	1	9.8%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(617)	(489)	(128)	(26.3)%	(1,826)	(1,447)	(379)	(26.2)%
Costs incurred on behalf of managed and franchised properties	633	487	146	29.8%	1,871	1,447	424	29.2%
Equity losses from unconsolidated hospitality ventures	5	6	(1)	(18.1)%	2	17	(15)	(88.9)%
Stock-based compensation expense	4	5	(1)	(8.1)%	28	28	—	1.7%
Gains on sales of real estate	(373)	(239)	(134)	(55.9)%	(374)	(769)	395	51.4%
Asset impairments	9	21	(12)	(55.7)%	13	21	(8)	(35.6)%
Other (income) loss, net	(25)	9	(34)	(375.9)%	(104)	22	(126)	(565.8)%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	13	14	(1)	(12.0)%	38	42	(4)	(9.8)%
Adjusted EBITDA	$163	$175	$(12)	(7.3)%	$563	$595	$(32)	(5.4)%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Total revenues	$1,215	$1,074	$141	13.1%	$3,745	$3,316	$429	12.9%
Add: Contra revenue	5	5	—	13.3%	16	15	1	9.8%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(617)	(489)	(128)	(26.3)%	(1,826)	(1,447)	(379)	(26.2)%
Adjusted revenues	$603	$590	$13	2.2%	$1,935	$1,884	$51	2.7%

Adjusted EBITDA Margin %	26.9%	29.7%	(2.8)%	29.1%	31.6%	(2.5)%

Adjusted EBITDA Margin % Change in Constant Currency	(2.8)%	(2.4)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Year Ended December 31, 2019

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2019 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$431	$470
Interest expense	77	77
Provision for income taxes	160	157
Depreciation and amortization	334	329
EBITDA	1,002	1,033
Contra revenue	22	22
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	70	60
Equity losses from unconsolidated hospitality ventures	13	8
Stock-based compensation expense	33	33
(Gains) on sales of real estate	(374)	(374)
Asset impairments	14	14
Other (income) loss, net	(98)	(103)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	48	52
Adjusted EBITDA	$730	$745

Adjusted EBITDA change, compared to prior year	(6)%	(4)%
Impact of foreign exchange	$(10)	$(5)
Adjusted EBITDA change, compared to prior year (in constant $)	(4)%	(2)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2019 and September 30, 2018
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended September 30,
		2019	2018
Net income attributable to Hyatt Hotels Corporation		$296	$237
Earnings per diluted share		$2.80	$2.09
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(373)	(239)
Unrealized (gains) losses (b)	Other income (loss), net	(3)	15
Utilization of Avendra proceeds (c)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	11	5
Asset impairments (d)	Asset impairments	9	21
Unconsolidated hospitality ventures (e)	Equity losses from unconsolidated hospitality ventures	6	—
Fund deficits (surpluses) (f)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	4	(5)
Loss on extinguishment of debt (g)	Other income (loss), net	—	7
Other (h)	Other income (loss), net	(3)	1
Special items - pre-tax		(349)	(195)
Income tax benefit (provision) for special items	Provision for income taxes	92	(5)
Total special items - after-tax		(257)	(200)
Special items impact per diluted share		$(2.43)	$(1.76)
Adjusted net income attributable to Hyatt Hotels Corporation		$39	$37
Earnings per diluted share, adjusted for special items		$0.37	$0.33

(a) Gains on sales of real estate - During the three months ended September 30, 2019 (Q3 2019), we recognized a $272 million gain on the sale of Hyatt Regency Atlanta and a $101 million gain on the sale of the property adjacent to Grand Hyatt San Francisco and assignment of the related Apple store lease. During the three months ended September 30, 2018 (Q3 2018), we recognized a $240 million gain on the sale of shares of the entity which owns Hyatt Regency Mexico City, an investment in an unconsolidated hospitality venture, and adjacent land (HRMC transaction).
(b) Unrealized (gains) losses - During Q3 2019 and Q3 2018, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(c) Utilization of Avendra proceeds - During Q3 2019 and Q3 2018, we recognized expenses related to the partial utilization of Avendra sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(d) Asset impairments - During Q3 2019, we recognized a $9 million impairment charge related to certain management agreement intangibles. During Q3 2018, we recognized a $21 million goodwill impairment in connection with the HRMC transaction.
(e) Unconsolidated hospitality ventures - During Q3 2019, we recognized a $6 million impairment charge related to one unconsolidated hospitality venture.
(f) Fund deficits (surpluses) - During Q3 2019 and Q3 2018, we recognized a net deficit and a net surplus, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(g) Loss on extinguishment of debt - During Q3 2018, we recognized a $7 million loss on extinguishment of debt for the redemption of our 2019 senior notes.
(h) Other - Q3 2019 includes $2 million of income related to the release of the contingent consideration liability recorded in connection with the acquisition of Two Roads in 2018.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2019 and September 30, 2018
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Nine Months Ended September 30,
		2019	2018
Net income attributable to Hyatt Hotels Corporation		$445	$725
Earnings per diluted share		$4.17	$6.21
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(374)	(769)
Release of contingent consideration liability (b)	Other income (loss), net	(29)	—
Unrealized (gains) losses (c)	Other income (loss), net	(23)	21
Unconsolidated hospitality ventures (d)	Equity losses from unconsolidated hospitality ventures	(1)	3
Utilization of Avendra proceeds (e)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	30	13
Asset impairments (f)	Asset impairments; other income (loss), net	13	43
Fund deficits (surpluses) (g)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	9	(11)
Loss on extinguishment of debt (h)	Other income (loss), net	—	7
Other (i)	Other income (loss), net	—	(3)
Special items - pre-tax		(375)	(696)
Income tax benefit for special items	Provision for income taxes	99	130
Total special items - after-tax		(276)	(566)
Special items impact per diluted share		$(2.59)	$(4.85)
Adjusted net income attributable to Hyatt Hotels Corporation		$169	$159
Earnings per diluted share, adjusted for special items		$1.58	$1.36

(a) Gains on sales of real estate - During the nine months ended September 30, 2019 (YTD 2019), we recognized a $272 million gain on the sale of Hyatt Regency Atlanta and a $101 million gain on the sale of the property adjacent to Grand Hyatt San Francisco and assignment of the related Apple store lease. During the nine months ended September 30, 2018 (YTD 2018), we recognized a $531 million gain on the portfolio sale of Andaz Maui at Wailea, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point and a $240 million gain on the HRMC transaction.
(b) Release of contingent consideration liability - During YTD 2019, we recognized $29 million of income related to the release of the contingent consideration liability recorded in connection with the acquisition of Two Roads in 2018.
(c) Unrealized (gains) losses - During YTD 2019 and YTD 2018, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Unconsolidated hospitality ventures - During YTD 2019 and YTD 2018, we recognized an $8 million gain and a $13 million gain, respectively, attributable to sales activity related to certain unconsolidated hospitality ventures. During YTD 2019 and YTD 2018, the gains were offset by impairment charges of $7 million and $16 million, respectively.
(e) Utilization of Avendra proceeds - During YTD 2019 and YTD 2018, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(f) Asset impairments - During YTD 2019, we recognized a $13 million impairment charge related to certain management agreement intangibles. During YTD 2018, we recognized a $21 million goodwill impairment charge in connection with the HRMC transaction and a $22 million impairment charge related to an investment in an equity security.

(g) Fund deficits (surpluses) - During YTD 2019 and YTD 2018, we recognized a net deficit and a net surplus, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(h) Loss on extinguishment of debt - During YTD 2018, we recognized a $7 million loss on extinguishment of debt for the redemption of our 2019 senior notes.
(i) Other - YTD 2018 includes insurance settlement income and transaction costs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
SG&A expenses	$83	$82	$1	1.0%	$306	$260	$46	17.4%
Less: rabbi trust impact	—	(8)	8	103.1%	(36)	(16)	(20)	(122.0)%
Less: stock-based compensation expense	(4)	(5)	1	8.1%	(28)	(28)	—	(1.7)%
Adjusted SG&A expenses	$79	$69	$10	13.8%	$242	$216	$26	11.8%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Americas management and franchising	$15	$13	$2	22.4%	$47	$35	$12	32.6%
ASPAC management and franchising	13	12	1	9.8%	37	35	2	4.1%
EAME/SW Asia management and franchising	8	8	—	(1.4)%	24	25	(1)	(1.3)%
Owned and leased hotels	6	5	1	19.5%	14	14	—	0.0%
Corporate and other	37	31	6	15.0%	120	107	13	12.0%
Adjusted SG&A expenses	$79	$69	$10	13.8%	$242	$216	$26	11.8%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$393	$398	$(5)	(1.2)%	$1,221	$1,240	$(19)	(1.6)%
Non-comparable owned and leased hotels	37	52	(15)	(29.6)%	169	210	(41)	(19.4)%
Owned and leased hotels revenues	$430	$450	$(20)	(4.5)%	$1,390	$1,450	$(60)	(4.1)%

Expenses
Comparable owned and leased hotels	$310	$313	$(3)	(1.0)%	$938	$952	$(14)	(1.4)%
Non-comparable owned and leased hotels	36	39	(3)	(5.5)%	127	140	(13)	(9.3)%
Rabbi trust impact	—	2	(2)	(103.1)%	5	3	2	65.4%
Owned and leased hotels expenses	$346	$354	$(8)	(2.0)%	$1,070	$1,095	$(25)	(2.2)%

Owned and leased hotels operating margin percentage	19.3%	21.3%		(2.0)%	23.0%	24.5%		(1.5)%

Comparable owned and leased hotels operating margin percentage	21.0%	21.2%		(0.2)%	23.1%	23.2%		(0.1)%

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	amortization of management and franchise agreement assets constituting payments to customers (Contra revenue);

•	revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•	costs incurred on behalf of managed and franchised properties;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	asset impairments; and

•	other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions and facilitates our comparison of results before these items with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry. For instance, interest expense and provision for income taxes are dependent upon company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate, and therefore, can vary significantly across companies. Depreciation and amortization, as well as Contra revenue, are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. We exclude stock-based compensation expense to remove the variability amongst companies resulting from different compensation plans companies have adopted. Finally, we exclude other items that are not core to our operations.

Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties ("Adjusted revenues"). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we define it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income. Although we believe that Adjusted net income can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income differently than we do. As a result, it may be difficult to use Adjusted net income or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.